Exhibit 99.1

April 20, 2023

Dear HOFV Shareholders,

As we continue to strategically plan for the future of our Company, and in an effort to be prudent related to the increasingly challenging macro-economic environment, we have decided to make several changes to our organizational structure, along with an additional staff reduction initiative that has taken place over the past two days.

As a result of recent restructuring, we have streamlined reporting relationships to improve communication and further strengthen execution and pace to deliver on the Company’s business objectives. Within all departments we are evaluating how we can be efficient and responsible with shareholder dollars and the current staffing changes will result in significant labor savings. In addition, you will see by way of our most recent Form 8-K filing, that I personally have agreed to take a reduction in my salary over the next four years in support of cost savings and placing valuable resources where they can most effectively impact our growth.

Given the current uncertainty in the macroeconomic environment, we decided as a leadership team to proactively make changes to allow us to build upon the Company’s progress and continued transformation as a world-class sports and entertainment destination, as well as a media and gaming company.

If you have additional questions, please contact our investor relations department.

/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer